Exhibit 10.44

February 26, 2015

Timothy S. Jenks

President and Chief Executive Officer

NeoPhotonics Corporation

2911 Zanker Road

San Jose, CA 95134

RE: Extension of Milestone Date

Dear Mr. Jenks:

On April 27, 2012, NeoPhotonics Corporation (the “Company”) entered into a Rights Agreement (the “Rights Agreement”) with Open Joint Stock Company “RUSNANO”, an entity organized under the laws of the Russian Federation (“Rusnano”).  All capitalized terms used in this letter but not otherwise defined have the meanings given to them in the Rights Agreement.

As you know, the Company and Rusnano have been engaged in productive good faith discussions regarding the Company’s long-term business plan in Russia and its expected investments and capital expenditures over the next five years.  We hope to complete such discussions over the coming weeks and reflect our mutual agreement on these matters in an amendment to the Rights Agreement.

Section 6(e)(iii) of the Rights Agreement provides that if the Company and its Russian Subsidiary do not achieve certain milestones by March 31, 2015, the Company will owe a Penalty to Rusnano.  In light of the ongoing discussions between the parties, Rusnano hereby agrees that such March 31, 2015 date shall be extended to June 30, 2015.  Therefore, the Penalty payment date set forth in Section 6(e)(iii) is hereby extended to June 30, 2015.

If the foregoing is acceptable, please sign below and return the counter-signed copy to us.

Yours very sincerely,

Open Joint Stock Company “RUSNANO”	Agreed and Acknowledged By: NeoPhotonics Corporation

/s/ Yuri A. Udaltsov	/s/ Tim S. Jenks
Name: Yuri A. Udaltsov	Name: Tim S. Jenks
Title: Deputy Chairman of the Management Board	Title: Chairman and CEO